News Release	For Release Nov. 4, 2008
CONTACTS:	5 p.m. Eastern Time
Michael Lawson, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685
Kendle Reports Record 3Q 08 Net Income and Total Business Authorizations
•	Record EPS of $0.73, up 192% from third quarter 2007

•	New business awards of $212 million, up 21% from third quarter 2007

•	Total business authorizations of $1 billion at Sept. 30, 2008, up 16% from Dec. 31, 2007
CINCINNATI, Nov. 4, 2008 — Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported record net income of $11.0 million or $0.73 per diluted share for its third quarter ended Sept. 30, 2008, compared to net income of $3.8 million, or $0.25 per diluted share for the third quarter ended Sept. 30, 2007. Net income for the third quarter of 2007 included a charge for the write-off of deferred financing costs related to the Company’s term debt, which was paid off in the third quarter of 2007. The charges totaled $4.2 million or $0.18 per diluted share. Excluding the effect of this item, earnings per share for third quarter 2007 were $0.43 on a diluted basis.
Net service revenues for the quarter ended Sept. 30, 2008, were $124.8 million, an increase of 25 percent over the same period in 2007. Net service revenues from the June 2, 2008, acquisition of DecisionLine Clinical Research Corporation accounted for approximately 6 percent of the growth in third quarter 2008 net service revenues. The top five customers based on net service revenues accounted for 24 percent of net service revenues for both the third quarter of 2008 and the third quarter 2007.
New business awards for the quarter totaled a record $212 million, an increase of 21 percent over the same period in 2007. Total business authorizations at Sept. 30, 2008, were $1.0 billion, an increase of 16 percent from Dec. 31, 2007, and an increase of 22 percent from Sept. 30, 2007. Contract cancellations for the third quarter 2008 totaled $38 million or 18 percent of gross sales for the quarter. The net book-to-bill ratio for the three months ended Sept. 30, 2008, was 1.4 to 1.
“Our impressive results for the quarter are a testament to the strength of our late stage markets, the value of our business model and the expertise and determination of our associates worldwide,” said Chairman and CEO Candace Kendle, PharmD. “Coupled with our broad therapeutic and geographic reach, we believe we are well positioned to achieve our strategic growth initiatives and to meet our customers emerging outsourcing needs.’’

Income from operations for the three months ended Sept. 30, 2008, was $15.9 million, or 12.7 percent of net service revenues, compared to income from operations of $14.2 million, or 14.2 percent of net service revenues, for the same period of the prior year.
Cash flow from operations for the third quarter 2008 was $6.7 million compared with $13.7 million for the same period in 2007. Cash and marketable securities at Sept. 30, 2008, totaled $18.4 million, including $850,000 of restricted cash, compared with $29.1 million, which included $1.2 million of restricted cash at Sept. 30, 2007. In addition to the convertible notes that were outstanding at Sept. 30, 2008, the Company had $2.0 million of debt outstanding under its revolving credit facility. Days sales outstanding in accounts receivable were 46 days for the third quarter 2008 compared with 40 days for the same period of the prior year. Capital expenditures totaled $6.1 million compared with $3.4 million for the same period in 2007.
Nine-Month Results
Net income for the nine months ended Sept. 30, 2008, was $24.4 million or $1.63 on a diluted basis, an increase of 98 percent, compared to $12.3 million or $0.83 per share on a diluted basis for the same period in 2007. Net income for the nine month period ended Sept. 30, 2007 includes a charge for the write-off of deferred financing costs related to the Company’s term debt, which was paid off in the third quarter of 2007 in the amount of $4.2 million or $0.18 per diluted share. Excluding the effect of this item, earnings per share for the nine months ended Sept. 30, 2007 were $1.01 on a diluted basis.
Net service revenues for the nine-month period ended Sept. 30, 2008, were $365.9 million, an increase of 25 percent over net service revenues of $293.3 million for the same period in 2007. Net service revenues from DecisionLine Clinical Research Corporation accounted for approximately 3 percent of the growth in net service revenues.
Income from operations for the nine-month period ended Sept. 30, 2008, was $45.9 million, or 12.5 percent of net service revenues, compared to income from operations of $37.6 million, or 12.8 percent of net service revenues for the same period of the prior year.
Cash flow from operations for the first nine months of 2008 totaled $3.4 million compared with $38.1 million for the same period last year. Capital expenditures for the first nine months of 2008 totaled $18.1 million compared to $10.8 million for the same period in the prior year.
Updated Full-Year Guidance
For the full year 2008, Kendle is now projecting net service revenues in the range of $485 million to $500 million, earnings per share on a diluted basis of $2.10 to $2.25 and operating margin between 12.5 and 13.5 percent. Kendle previously had projected net service revenues in the range of $490 million to $500 million, earnings per share on a diluted basis of $2.00 to $2.15 and operating margin between 13 and 14 percent.
Third Quarter 2008 Conference Call and Webcast Details
Kendle will host its Third Quarter 2008 conference call Nov. 5, 2008, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on Dec. 5, 2008.

About Kendle
Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early- to late-stage clinical development services for the world’s biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing drugs to market for the benefit of patients worldwide. As one of the fastest-growing global providers of Phase I-IV services, we offer experience spanning 90 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers’ clinical development challenges.
Kendle was recognized by FORTUNE magazine as one of the 100 fastest- growing companies in the United States for 2008. The company also has been recognized as “Top CRO to Work With” in the Thomson CenterWatch 2007 survey of U.S. investigative sites and “Best CRO” for 2007 and 2006 by leading global pharmaceutical publication Scrip World Pharmaceutical News.
Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 1200, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.
Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company’s business, are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company’s ability to manage growth and continue to attract and retain qualified personnel, the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses, the Company’s ability to penetrate new markets, the fixed price nature of contracts and cost overruns, the loss, cancellation or delay of contracts or amendments thereto, the ability to maintain existing customer relationships or enter into new ones, the Company’s sales cycle, the Company’s ability to obtain financing on terms acceptable to the Company, the effects of exchange rate fluctuations, risks related to non-US operations and other factors described in the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of Nov. 4, 2008. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Kendle International Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net service revenues	124,828	$100,070	$365,941	$293,311
Reimbursable out-of-pocket revenues	56,254	42,366	151,346	120,864

Total revenues	181,082	142,436	517,287	414,175

Costs and expenses:
Direct costs	64,070	49,119	186,763	150,062
Reimbursable out-of-pocket costs	56,254	42,366	151,346	120,864
Selling, general and administrative expenses	40,649	32,830	122,009	94,571
Depreciation and amortization	4,240	3,876	11,245	11,065

Total costs and expenses	165,213	128,191	471,363	376,562

Income from operations	15,869	14,245	45,924	37,613

Other income (expense):
Interest expense	(2,237)	(3,316)	(7,432)	(11,988)
Interest income	94	341	483	1,108
Write-off of deferred financing costs	—	(4,152)	—	(4,152)
Other	3,364	(2,076)	(815)	(4,388)

Total other income (expense)	1,221	(9,203)	(7,764)	(19,420)

Income before income taxes	17,090	5,042	38,160	18,193

Income taxes	6,114	1,256	13,725	5,872

Net income	$10,976	$3,786	$24,435	$12,321

Income per share data:
Basic:

Net income per share	$0.74	$0.26	$1.66	$0.85

Weighted average shares outstanding	14,769	14,534	14,721	14,483

Diluted:

Net income per share	$0.73	$0.25	$1.63	$0.83

Weighted average shares outstanding	15,018	14,895	14,982	14,864

Kendle International Inc.
Selected Balance Sheet and Other Information
(In thousands)
(Unaudited)
Selected Balance Sheet Information:

	September 30, 2008	December 31, 2007
Cash, cash equivalents and marketable securities (including restricted cash)	$18,419	$46,356
Receivables, net of advance billings	91,909	57,148
Borrowings under revolving credit facility	2,000	—
Convertible notes	200,000	200,000
Net Services Revenues by Geographic Region:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
North America	50%	51%	47%	50%
Europe	37%	41%	41%	42%
Latin America	9%	5%	8%	5%
Asia-Pacific	4%	3%	4%	3%
Segment Information:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
Early Stage:
Net Service Revenues	$11,225	$4,687	$25,500	$15,660
Operating Income	1,208	118	3,745	1,468

Late Stage:
Net Service Revenues	$110,879	$93,381	$331,793	$271,769
Operating Income	26,674	24,961	79,963	64,297

Support and Other:
Net Service Revenues	$2,724	$2,002	$8,648	$5,882
Operating Income	(12,013)	(10,834)	(37,784)	(28,152)